Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the sale of the III-V product line, including its investment in subsidiary, Kopin Taiwanese Corporation on January 16, 2013) and financial statement schedule of Kopin Corporation, and the effectiveness Kopin Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 29, 2012.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 8, 2013